Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 12, 2023)	Registration No. 333-260839

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 20, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of Class A common stock are listed on The Nasdaq Global Select Market under the symbol “SEAT.” On June 16, 2023, the closing sale price of our Class A common stock was $7.53 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On June 16, 2023, the closing sale price of the Vivid Seats Public IPO Warrants was $2.16 per warrant.

Investing in shares of our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 20, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2023

Vivid Seats Inc.

(Exact name of registrant as specified in charter)

Delaware	001-40926	86-3355184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 E. Washington Street
Suite 900
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip code)

(312) 291-9966

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously disclosed, on May 17, 2023, Vivid Seats Inc., a Delaware corporation (the “Company”), and Hoya Intermediate, LLC entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters (the “Underwriters”) named in Schedule III thereto, and a stockholder of the Company (the “Selling Stockholder”) relating to the offer and sale by the Selling Stockholder of 16,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”). The shares were sold at a public offering price of $8.00 per share and were purchased by the Underwriters from the Selling Stockholder at price of $7.68 per share. Pursuant to the Underwriting Agreement, the Underwriters were granted a 30-day option (the “Option”) to purchase up to an additional 2,400,000 shares of Class A Common Stock (the “Option Shares”) from the Selling Stockholder on the same terms and conditions.

On June 13, 2023, the Underwriters notified the Company and the Selling Stockholder that they had elected to exercise the Option in full. The offering of the Option Shares closed on June 15, 2023. All of the Option Shares were sold by the Selling Stockholder. The Company did not receive any of the proceeds from the sale of the Option Shares by the Selling Stockholder in the offering.

The Option Shares were sold pursuant to a Registration Statement on Form S-1 (Registration No. 333-260839) and a related prospectus and prospectus supplement, each of which was filed with the Securities and Exchange Commission.

A copy of the opinion of Latham & Watkins LLP relating to the Option Shares is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLC (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivid Seats Inc.
Date: June 20, 2023

	By:	/s/ Lawrence Fey
	Name:	Lawrence Fey
	Title:	Chief Financial Officer

Exhibit 5.1

June 15, 2023 Vivid Seats Inc. 24 E. Washington Street, Suite 900 Chicago, Illinois 60602	330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com
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Re:	Registration Statement No. 333-260839; 2,400,000 shares of Class A common stock, par value $0.0001 per share

To the addressees set forth above:

We have acted as special counsel to Vivid Seats Inc., a Delaware corporation (the “Company”), and the Selling Stockholder (as defined below) in connection with the issuance of 2,400,000 shares of Class A common stock of the Company, par value $0.0001 (the “Shares”), to be sold by a selling stockholder of the Company (the “Selling Stockholder”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2021, as subsequently amended from time to time, including Post-Effective Amendment No. 4 to Form S-3 on Form S-1 (Registration No. 333-260839) (as so filed and as amended, the “Registration Statement”). The Shares consist of 2,400,000 Shares that are issuable upon the exchange of common units (“Common Units”) of Hoya Intermediate, LLC, a Delaware limited liability company (“Intermediate”), together with a corresponding number of shares of Class B common stock, par value $0.0001, of the Company, held by the Selling Stockholder. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and Selling Stockholder and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

June 15, 2023

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 15, 2023 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP